Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Tim Schools

President and Chief Executive Officer

(615) 732-7449

CapStar Financial Holdings, Inc. Announces Completion

of $30 Million Subordinated Notes Offering

NASHVILLE, TN, June 29, 2020 (GLOBE NEWSWIRE)—CapStar Financial Holdings, Inc. (“CapStar”, the “Company”) (NASDAQ: CSTR) today announced the completion of a private placement of $30 million of 5.25% fixed-to-floating rate subordinated notes due 2030 (the “Notes”) to certain qualified institutional buyers and accredited investors.

The Notes are unsecured and have a ten-year term, maturing June 30, 2030, and will bear interest at a fixed annual rate of 5.25%, payable semi-annually in arrears, for the first five years of the term. Thereafter, the interest rate will reset quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus 513 basis points, payable quarterly in arrears.

The Notes have been structured to qualify as Tier 2 capital for CapStar for regulatory capital purposes. CapStar intends to use the net proceeds of the offering to fund cash consideration for CapStar Bank’s pending mergers with The First National Bank of Manchester and The Bank of Waynesboro and for general corporate purposes.

Piper Sandler & Co. served as sole placement agent for this offering. Nelson Mullins Riley & Scarborough LLP served as legal counsel to CapStar and Troutman Sanders LLP served as legal counsel to the placement agent.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation to buy any securities. The offering of the Notes in the private placement was not registered under the Securities Act of 1933, as amended, or any state securities law, and the Notes may not be offered or sold in the United States absent registration, or applicable exemption from registration, under the Securities Act and applicable state securities laws.

The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

ABOUT CAPSTAR FINANCIAL HOLDINGS, INC.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of March 31, 2020, on a consolidated basis, CapStar had total assets of $2.07 billion, gross loans of $1.45 billion, total deposits of $1.76 billion, and shareholders’ equity of $275.8 million. Visit www.capstarbank.com for more information.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements generally can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions and, in this press release, includes the intended use of proceeds of the offering. Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the amount of costs, fees, expenses, and charges related to the Company’s completed and pending acquisitions; changes in management’s plans for the future; and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; other competitive, economic, political, and market factors affecting the Company’s business, operations, pricing, products, and services; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Any forward-looking statement made in this filing speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions that these statements are subject to risks and uncertainties, many of which are outside of the Company’s control and could cause future events or results to be materially different from those stated or implied in this document, or to not occur at all, including among others, risk factors that are described in this filing and in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.